Tektronix, Inc.
Corporate Headquarters
26600 S.W. Parkway
P.O. Box 1000, M/S 63-808
Wilsonville, Oregon  97070-1000
503 685-4100
503 685-4104 FAX


Tektronix Logo



September 5, 1995




Caroline M. Kim
Institutional Shareholder Services, Inc.
7200 Wisconsin Ave., Suite 1001
Bethesda, MD  20814

Dear Ms. Kim:

This letter addresses I.S.S.'s review of Tektronix' proposals to approve its Non-Employee Directors Stock Compensation Plan and to amend its 1989 Stock Incentive Plan as set forth in the Tektronix Proxy Statement dated August 3, 1995. I.S.S.'s key reason for recommending shareholders vote against these proposals is their belief that the total "value transfer" and resulting dilution potential is above their allowable cap.

Tektronix, Inc. has been and continues to be concerned about any potential dilution from stock incentive plans. A Stock Repurchase Program was approved by the Board of Directors in March 1993 to help reduce dilution from stock incentive plans. To date, a total of 1.66 million common shares have been repurchased in the open market for the purpose of offsetting future share issuance's from the exercise of options under the stock incentive plans.

The I.S.S. dilution potential assumes that all shares reserved for issuance under the stock incentive plans, including the Non-Employee Directors plan, will be granted as stock awards rather than options. During the period from May 26, 1991 through July 24, 1995 82% of the Tektronix stock incentives granted were options granted at prices at or above fair market value. Of the remaining 18%, performance based stock awards compromised 12% and only 6% were time based stock awards, used
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primarily for recruiting, with half of these awards vesting over a three year or more period of time.

Going forward we intend to grant stock incentives in a similar manner and don't expect that the proportion of shares used for stock awards is likely to increase significantly. Thus, based upon our history and future expectations, we believe that I.S.S.'s dilution conclusion differs significantly from our past actions and future intentions.

As reflected in our Proxy Statement, on page 20, the number of stock options issued by Tektronix benchmarks well against a comparative list of companies. With respect to the Non-Employee Directors plan we feel we are a leader in compensating our Directors with stock, consistent with the current directions in corporate governance.

Sincerely,

JEROME J.MEYER

Jerome J. Meyer
Chairman and Chief Executive Officer